Form of Exhibit (g)(8)
State Street Navigator Securities Lending Trust
c/o State Street Bank and Trust Company
100 Huntington Ave. Tower II, Floor 3 (CPH 0326)
Boston, MA 02116

March 8, 2016

State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111-2900

Re: State Street Navigator Securities Lending Trust (the “Trust”) Notice to Amend Custodian Contract dated as of March 4, 1996, as amended (the “Agreement”)

Ladies and Gentlemen:

Please be advised that the Trust has established four new series of shares to be known as State Street Navigator Securities Lending Prime Portfolio II (“Prime Portfolio II”), State Street Navigator Securities Lending Prime Portfolio III (“Prime Portfolio III”), State Street Navigator Securities Lending Prime Portfolio IV (“Prime Portfolio IV”) and State Street Navigator Securities Lending Prime Portfolio V (“Prime Portfolio V”).

In accordance with Section 18, the Additional Funds provision, of the Agreement, by and among the Trust and State Street Bank and Trust Company, the undersigned Trust hereby requests that your bank act as Custodian for the Trust under the terms of the aforementioned contract. In connection with such request, the undersigned Trust hereby confirms to you, as of the date hereof, its representations and warranties set forth in the aforementioned contract.

In addition, the undersigned, pursuant to her authority under the Agreement, hereby advises you that on March 8, 2016, the Trust terminated the series of shares known as the State Street Navigator Securities Lending Government Portfolio and the State Street Navigator Securities Lending Short Term Bond Portfolio from the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records. Thank you.

Sincerely,

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:
Name:
Title:

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:
Effective Date: